Exhibit 99.1

FOR:	Bakers Footwear Group

CONTACTS:	Michael Cimini / Michael Gallo
(212) 896-1233 / (212) 896-1258
mcimini@kcsa.com / mgallo@kcsa.com

Bakers Footwear Reports Third Quarter Results

Company Announces Opening of Eight New Stores

ST. LOUIS, Mo., November 8, 2004 – Bakers Footwear Group (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, today announced results for the third quarter ended October 2, 2004.

Net sales in the third quarter were $31.6 million compared to $34.3 million in the same period last year. Comparable store sales in the third quarter decreased 6.0% compared to the year-earlier period. Gross profit was $7.1 million, or 22.5% of sales, compared to $9.3 million, or 27.0% of sales, in the 2003 third quarter.

The company’s net loss in the third quarter was $2.7 million versus a net loss of $1.0 million in the same period a year ago. The company’s net loss in the fiscal 2004 third quarter was net of a tax benefit of $1.6 million related to the taxable loss incurred during the quarter. In 2003, the company was a sub-chapter S corporation, and was not subject to corporate level income taxes. At the beginning of fiscal 2004, the company converted to a C corporation.

For the thirty-nine weeks ended October 2, 2004, net sales were $104.8 million compared to $104.5 million in the year-earlier period. Comparable store sales increased 3.2%. Gross profit was $29.5 million, or 28.1% of sales, compared to $28.3 million, or 27.1% of sales, last year. The company’s net loss was $1.7 million compared to a net loss of $3.6 million in the same period last year. Results for the thirty-nine week period in fiscal 2004 include the previously mentioned tax benefit of $1.6 million and a one-time gain of approximately $1.0 million from the recognition of deferred tax assets due to the company’s conversion to a C corporation.

Peter Edison, Chairman & Chief Executive Officer of Bakers Footwear Group, said, “Our disappointing results in the third quarter reflect soft demand in traditional back-to-school merchandise and general weakness in the footwear industry. Consumer preference for low-priced casual footwear and athletic shoes held steady throughout the summer season and carried through the month of September, resulting in a 6% decrease in comp sales. We believe the company has taken the necessary markdowns and adjusted its merchandise mix in the third quarter to reduce inventory exposures and remain at the forefront of current fashion as we approach the holiday selling season.”

During the third quarter, the company opened eight new stores, one in each of the following markets: Los Angeles, CA; Phoenix, AZ; Austin, TX; Arlington, TX; Tampa, FL; Seattle, WA;

Detroit, MI; and Columbus, OH. Columbus and Austin represent new markets for the company. The total number of stores at the end of the third quarter was 214.

“In addition to opening the first eight of 17 new stores scheduled for fiscal 2004, we remodeled eight stores in our new, contemporary format during the third quarter,” Edison said. “Our new store format continues to perform well. The 57 total stores currently in our new format recorded a 1.1% increase in comp sales in the third quarter and sales at our new stores opened in 2004, including four in October, have exceeded expectations. For the current fourth quarter, we plan to remodel approximately three more stores and open a total of approximately nine new stores, all of which are scheduled to be open for the holiday season.”

Michele Bergerac, President of Bakers Footwear, said, “Our sluggish performance in the third quarter created downward pressure in gross margins. For the current fourth quarter, our inventory is fresh and we are prepared to provide our fashion-conscious customers with the right mix of seasonal boots and dress footwear, with more emphasis on traditional fall colors, at higher average price points.”

“We believe the extremely difficult business period in the third quarter is now behind us and look forward to a positive fourth quarter under more favorable selling conditions during the holidays, traditionally our strongest season of the year. In order to maximize operating leverage across our existing stores and strengthen gross margins, we are now targeting approximately 25-30 new store openings in fiscal 2005, compared to our earlier projection of 30-35 new stores. Combined with approximately 20 existing stores scheduled for remodeling next year, we remain on track to have more than half of all stores operating under our high performing new store format by the end of fiscal 2005. Bakers Footwear is committed to building value for its shareholders and remains well positioned for solid long-term growth.”

Bakers Footwear will broadcast live via the Internet its third quarter conference call today at 10:00 a.m. Eastern Time to discuss financial results, business developments and future outlook. To listen to the call, please go to www.kcsa.com. A replay of the webcast will be available for 30 days.

About Bakers Footwear Group
 Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The company currently operates more than 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 12 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Table follows:

Bakers Footwear Group, Inc.
Unaudited

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
Income Statement Data	October 2, 2004	October 4, 2003	October 2, 2004	October 4, 2003
	(in thousands, except per share data)
Net Sales	$31,589	$34,274	$104,799	$104,495
Cost of merchandise sold, occupancy, and buying expenses	24,483	25,019	75,313	76,189

Gross profit	7,106	9,255	29,486	28,306
Operating expenses	11,328	9,824	33,202	30,507

Operating loss	(4,222)	(569)	(3,716)	(2,201)
Interest expense	(191)	(404)	(767)	(1,213)
Other income (expense), net	58	(60)	181	(151)

Loss before income taxes	(4,355)	(1,033)	(4,302)	(3,565)
Income tax benefit	(1,633)	—	(2,609)	—

Net loss	$(2,722)	$(1,033)	$(1,693)	$(3,565)

Net loss per share
Basic	$(0.53)	$(0.73)	$(0.37)	$(2.33)

Diluted	$(0.53)	$(0.73)	$(0.37)	$(2.33)

Pro forma information as if Bakers were a C Corporation in 2003
Pro forma net loss		$(640)		$(2,195)

Pro forma net loss per share
Basic		$(0.46)		$(1.37)

Diluted		$(0.46)		$(1.37)

Weighted average shares outstanding
Basic	5,102,481	1,426,188	4,553,209	1,426,188
Diluted	5,102,481	1,426,188	4,553,209	1,426,188
Supplemental Data
Comparable store sales increase (decrease)	(6.0%)	(4.0%)	3.2%	(6.1%)
Gross profit percentage	22.5%	27.0%	28.1%	27.1%
Number of stores at end of period	214	216	214	216

Balance Sheet Data			October 2, 2004	October 4, 2003
Current assets			$24,430	$19,200
Noncurrent assets			17,783	13,611

			$42,213	$32,811

Current liabilities			$14,867	$24,830
Noncurrent liabilities			3,022	9,038
Shareholders’ equity (deficit)			24,324	(1,057)

			$42,213	$32,811